ATTACHMENTS FOR N-SAR
 SUB-ITEM 77M
08-31-04 FYE FUNDS FOR THE SEMI-ANNUAL
 PERIOD ENDED 2-28-05


J.P. Morgan Mutual Fund Group (the Trust)

On January 20, 2005, Special Meetings of the shareholders of JPMorgan Capital Growth Fund, JPMorgan Dynamic Small
 Cap Fund, JPMorgan Fleming Asia Equity Fund, JPMorgan
 Fleming Intrepid European Fund, JPMorgan Fleming
 International Growth Fund, JPMorgan Fleming Japan Fund, JPMorgan Fleming Tax Aware International Opportunities
 Fund , JPMorgan Select Growth and Income Fund, JPMorgan
 Short Term Bond Fund II, JPMorgan Small Cap Equity Fund JPMorgan Strategic Income Fund and JPMorgan U.S. Treasury Income Fund (the Funds) all series of the Trust were held. At the February 3, 2005 adjournment of those meetings, Funds shareholders voted to elect a new Board of Trustees. With respect to William J Armstrong, there were 128,297,849 affirmative votes and 3,531,682 negative votes. With respect to Roland E Eppley, Jr., there were 128,420,274 affirmative votes and 3,409,257 negative votes. With respect to John
 F. Finn, there were 128,500,853 affirmative votes and 3,328,678 negative votes. With respect to Dr. Matthew Goldstein, there were 128,448,980 affirmative votes and 3,380,551 negative votes. With respect to Robert J. Higgins, there were 128,521,979 affirmative votes and 3,307,551 negative votes. With respect to Peter C. Marshall, there were 128,497,115 affirmative votes and 3,331,416 negative votes. With respect to Marilyn McCoy, there were 128,478,689 affirmative votes and 3,350,842 negative votes.
  With respect to William G. Morton, Jr., there were 128,470,511 affirmative votes and 3,359,020 negative votes.
  With respect to Robert A. Oden, Jr., there were 128,476,705 affirmative votes and 3,352,826 negative votes. With respect to Fergus Reid, III, there were 128,378,739 affirmative votes and 3,450,792 negative votes. With respect to Frederick W. Ruebeck, there were 128,426,489 affirmative votes and 3,403,042 negative votes. With respect to James J. Schonbachler, there were 128,537,477 affirmative votes and 3,292,054 negative votes. With respect to Leonard M. Spalding, Jr., there were 128,197,032 affirmative votes and 3,632,498 negative votes.

Also at that meeting, shareholders of JPMorgan Short
Term Bond Fund II did not approve the agreement and
 plan to reorganize into J. P. Morgan Mutual Fund Series.
  With respect to this reorganization there were 44,881,345 affirmative votes and 39,939 negative votes. Also, shareholders of JPMorgan Short Term Bond Fund II did not approve a change to the fundamental investment restriction on borrowing. With respect to this restriction there were 44,864,382 affirmative votes and 41,811 negative votes.